Exhibit (h)(vi)

SIXTH AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS SIXTH AMENDMENT is made and entered into as of the last day written on the signature page (the “Effective Date”), by and between GRAYSCALE FUNDS TRUST (the “Trust”) U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“ Fund Services”).

WHEREAS, the parties entered into a Transfer Agent Servicing Agreement dated as of May 17, 2024 (the ''Agreement'');

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the following fund; and

●	Grayscale Artificial Intelligence Infrastructure ETF

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	As of the Effective Date, Exhibit A of the Agreement is hereby superseded and replaced with the Exhibit A attached hereto.

2.	Except to the extent amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

GRAYSCALE FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ David LaValle	By:	/s/ Gregory Farley
Name:	David LaValle	Name:	Gregory Farley
Title:	President & Principal Executive Officer	Title:	Sr. Vice President
Date:	04/28/2025	Date:	April 28, 2025

Exhibit A

Transfer Agent Servicing Agreement

Separate Series of Grayscale Funds Trust

Name of Series

Grayscale Privacy ETF

Grayscale Bitcoin Miners ETF

Grayscale Bitcoin Covered Call ETF

Grayscale Bitcoin Premium Income ETF

Grayscale Bitcoin Adopters ETF

Grayscale Ethereum Premium Income ETF

Grayscale Ethereum Covered Call ETF

Grayscale Artificial Intelligence Infrastructure ETF

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